UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.    )*

CRESCENT POINT ENERGY CORP.

(Name of Issuer)

Common Shares1

(Title of Class of Securities)

22576C101

(CUSIP Number)

December 21, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

[1]

These securities are traded in the U.S. and Canada. Their title in the U.S. is “common shares” and in Canada is “ordinary shares.” The title reported in this Schedule 13G is the titled used in the U.S. as listed on the New York Stock Exchange, Inc. (the “NYSE”).

1	Name of Reporting Person Decarbonization Plus Acquisition Sponsor IV LLC
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 1,849,948
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,849,948

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,849,948
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.3% (1)
12	Type of Reporting Person OO (Limited Liability Company)

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 common shares of the Issuer (“Common Shares”), which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead Energy Inc.’s (“Hammerhead”) Management Information Circular, dated November 17, 2023, relating to the Issuer’s acquisition of all of the issued and outstanding Class A common shares of Hammerhead (the “Hammerhead Transaction”), and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person Decarbonization Plus Acquisition Sponsor Holdings IV LLC
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 1,849,948
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,849,948

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,849,948
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.3% (1)
12	Type of Reporting Person OO (Limited Liability Company)

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person Riverstone Holdings LLC
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 1,849,948
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,849,948

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,849,948
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.3% (1)
12	Type of Reporting Person OO (Limited Liability Company)

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person Riverstone Global Energy and Power Fund V (Cayman), L.P.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 30,865,729
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 30,865,729

9	Aggregate Amount Beneficially Owned by Each Reporting Person 30,865,729
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 4.9% (1)
12	Type of Reporting Person PN

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person Riverstone V Hammerhead Holdings LLC
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 28,543,664
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 28,543,664

9	Aggregate Amount Beneficially Owned by Each Reporting Person 28,543,664
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 4.6% (1)
12	Type of Reporting Person OO (Limited Liability Company)

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person Riverstone Energy Partners V (Cayman), L.P.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 30,865,729
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 30,865,729

9	Aggregate Amount Beneficially Owned by Each Reporting Person 30,865,729
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 4.9% (1)
12	Type of Reporting Person PN

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person Riverstone GP V Cayman LLC
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 30,865,729
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 30,865,729

9	Aggregate Amount Beneficially Owned by Each Reporting Person 30,865,729
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 4.9% (1)
12	Type of Reporting Person OO (Limited Liability Company)

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person Riverstone Energy GP V Ltd.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 30,865,729
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 30,865,729

9	Aggregate Amount Beneficially Owned by Each Reporting Person 30,865,729
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 4.9% (1)
12	Type of Reporting Person CO

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person REL Batavia Partnership, L.P.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 9,041,764
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 9,041,764

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,041,764
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 1.4% (1)
12	Type of Reporting Person PN

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person REL Batavia Hammerhead Holdings LLC
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 9,041,764
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 9,041,764

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,041,764
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 1.4% (1)
12	Type of Reporting Person OO (Limited Liability Company)

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person REL IP General Partner LP
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 9,041,764
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 9,041,764

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,041,764
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 1.4% (1)
12	Type of Reporting Person PN

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person REL IP General Partner Limited
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 9,041,764
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 9,041,764

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,041,764
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 1.4% (1)
12	Type of Reporting Person CO

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person Riverstone Energy Limited Investment Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 9,041,764
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 9,041,764

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,041,764
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 1.4% (1)
12	Type of Reporting Person PN

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person Riverstone Holdings II (Cayman), Ltd.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 9,041,764
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 9,041,764

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,041,764
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 1.4% (1)
12	Type of Reporting Person CO

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person R5 HHR FS Holdings LLC
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 2,322,065
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,322,065

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,322,065
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.4% (1)
12	Type of Reporting Person OO (Limited Liability Company)

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person Riverstone/Gower Mgmt Co Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 10,891,712
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 10,891,712

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,891,712
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 1.7% (1)
12	Type of Reporting Person PN

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person Riverstone Management Group, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 10,891,712
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 10,891,712

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,891,712
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 1.7% (1)
12	Type of Reporting Person OO (Limited Liability Company)

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person David M. Leuschen
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 10,891,712
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 10,891,712

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,891,712
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 1.7% (1)
12	Type of Reporting Person IN

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

1	Name of Reporting Person Pierre F. Lapeyre, Jr.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 10,891,712
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 10,891,712

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,891,712
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 1.7% (1)
12	Type of Reporting Person IN

(1)

The percentage set forth in Row 11 of this Cover Page is based on 624,202,190 Common Shares, which includes (i) 570,999,851 Common Shares outstanding as of November 16, 2023, as reported in Hammerhead’s Management Information Circular, dated November 17, 2023, relating to the Hammerhead Transaction, and (ii) 53,202,339 Common Shares issued pursuant to the Hammerhead Transaction on December 21, 2023.

Item 1(a).	NAME OF ISSUER

Crescent Point Energy Corp. (the “Issuer”).

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

Suite 2000, 585-8th Avenue S.W., Calgary, Alberta T2P 1G1.

Item 2(a).	NAME OF PERSON FILING

This Schedule 13G is being jointly filed, pursuant to a Joint Filing Agreement attached hereto as Exhibit 99.1, by the following entities and persons, all of whom are together referred to herein as the “Reporting Persons”:

i.	Decarbonization Plus Acquisition Sponsor IV LLC, a limited liability company existing under the laws of the Cayman Islands (“DCRD Sponsor”);

ii.	Decarbonization Plus Acquisition Sponsor Holdings IV LLC, a Delaware limited liability company;

iii.	Riverstone Holdings LLC, a Delaware limited liability company;

iv.	Riverstone Global Energy and Power Fund V (Cayman), L.P., a limited partnership existing under the laws of the Cayman Islands;

v.	Riverstone V Hammerhead Holdings LLC, a Delaware limited liability company;

vi.	Riverstone Energy Partners V (Cayman), L.P., a limited partnership existing under the laws of the Cayman Islands;

vii.	Riverstone GP V Cayman LLC, a Delaware limited liability company;

viii.	Riverstone Energy GP V Ltd., a corporation existing under the laws of the Cayman Islands;

ix.	REL Batavia Partnership, L.P., a limited partnership existing under the laws of the Cayman Islands;

x.	REL Batavia Hammerhead Holdings LLC, a Delaware limited liability company;

xi.	REL IP General Partner LP, a limited partnership existing under the laws of the Cayman Islands;

xii.	REL IP General Partner Limited, a corporation existing under the laws of the Cayman Islands;

xiii.	Riverstone Energy Limited Investment Holdings, L.P., a limited partnership existing under the laws of the Cayman Islands;

xiv.	Riverstone Holdings II (Cayman), Ltd., a corporation existing under the laws of the Cayman Islands;

xv.	R5 HHR FS Holdings LLC, a Delaware limited liability company;

xvi.	Riverstone/Gower Mgmt Co Holdings, L.P., a Delaware limited partnership;

xvii.	Riverstone Management Group, L.L.C., a Delaware limited liability company;

xviii.	David M. Leuschen, a U.S. citizen; and

xix.	Pierre F. Lapeyre, Jr., a U.S. Citizen.

After giving effect to certain reorganization transactions among affiliates of Riverstone Holdings LLC, which were effective immediately following the Hammerhead Transaction, REL Batavia Hammerhead Holdings LLC is the record holder of 9,041,764 Common Shares, Riverstone V Hammerhead Holdings LLC is the record holder of 28,543,664 Common Shares, R5 HHR FS Holdings LLC is the record holder of 2,322,065 Common Shares and DCRD Sponsor is the record holder of 1,849,948 Common Shares.

Messrs. Leuschen and Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C., which is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P., which is the sole member of Riverstone Holdings II (Cayman), Ltd., which is the general partner of Riverstone Energy Limited Investment Holdings, L.P., which is the sole shareholder of REL IP General Partner Limited, which is the general partner of REL IP General Partner LP, which is the general partner of REL Batavia Partnership, L.P., which is the sole member of REL Batavia Hammerhead Holdings LLC. As such, each of these entities and individuals may be deemed to have or share beneficial ownership of the securities held of record by REL Batavia Hammerhead Holdings LLC. In addition, Riverstone Energy GP V Ltd., an affiliate of Riverstone Holdings LLC, is the sole member of Riverstone GP V Cayman LLC, which is the general partner of Riverstone Energy Partners V (Cayman), L.P., which is the general partner of Riverstone Global Energy and Power Fund V (Cayman), L.P., which is the sole member of Riverstone V Hammerhead Holdings LLC. Riverstone Global Energy and Power Fund V (Cayman), L.P. is also the sole member of R5 HHR FS Holdings LLC. As such, each of these entities and individuals may be deemed to have or share beneficial ownership of the securities held of record by Riverstone V Hammerhead Holdings LLC and R5 HHR FS Holdings LLC. Messrs. Leuschen and Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C., which is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P., which is the sole member of Riverstone Holdings LLC, which is the managing member of Decarbonization Plus Acquisition Sponsor Holdings IV LLC, which is the managing member of DCRD Sponsor. As such, each of these entities and individuals may be deemed to have or share beneficial ownership of the securities held of record by DCRD Sponsor.

Information with respect to each Reporting Person is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of the information furnished by another Reporting Person. Pursuant to Rule 13d-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Reporting Persons expressly declare that the filing of this schedule shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Exchange Act or otherwise, the beneficial owner of any securities covered by this schedule held by any other person, and such beneficial ownership is expressly disclaimed.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the principal business office for each Reporting Person is c/o Riverstone Holdings LLC, 712 Fifth Avenue, 36th Floor, New York, NY 10019.

Item 2(c).	CITIZENSHIP

i.	DCRD Sponsor – Cayman Islands

ii.	Decarbonization Plus Acquisition Sponsor Holdings IV LLC – Delaware

iii.	Riverstone Holdings LLC – Delaware

iv.	Riverstone Global Energy and Power Fund V (Cayman), L.P. – Cayman Islands

v.	Riverstone V Hammerhead Holdings LLC – Delaware

vi.	Riverstone Energy Partners V (Cayman), L.P. – Cayman Islands

vii.	Riverstone GP V Cayman LLC – Delaware

viii.	Riverstone Energy GP V Ltd – Cayman Islands

ix.	REL Batavia Partnership, L.P. – Cayman Islands

x.	REL Batavia Hammerhead Holdings LLC – Delaware

xi.	REL IP General Partner LP – Cayman Islands

xii.	REL IP General Partner Limited – Cayman Islands

xiii.	Riverstone Energy Limited Investment Holdings, L.P. – Cayman Islands

xiv.	Riverstone Holdings II (Cayman), Ltd. – Cayman Islands

xv.	R5 HHR FS Holdings LLC – Delaware

xvi.	Riverstone/Gower Mgmt Co Holdings, L.P. – Delaware

xvii.	Riverstone Management Group, LLC – Delaware

xviii.	David M. Leuschen – United States

xix.	Pierre F. Lapeyre – United States

Item 2(d).	TITLE OF CLASS OF SECURITIES

Common Shares

Item 2(e).	CUSIP NUMBER

22576C101

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

Item 4.	OWNERSHIP

The information required by Items 4(a) – (c) is set forth in Rows (5) – (11) of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following  ☐.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a–11.

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATE: January 2, 2023

DAVID M. LEUSCHEN

/s/ David M. Leuschen
David M. Leuschen

PIERRE F. LAPEYRE, JR.

/s/ Pierre F. Lapeyre, Jr.
Pierre F. Lapeyre, Jr.

RIVERSTONE MANAGEMENT GROUP L.L.C.

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Chief Commercial Officer

RIVERSTONE/GOWER MGMT CO HOLDINGS, L.P.

By: Riverstone Management Group, L.L.C., its general partner

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

RIVERSTONE HOLDINGS LLC

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

DECARBONIZATION PLUS ACQUISITION SPONSOR HOLDINGS IV LLC

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

DECARBONIZATION PLUS ACQUISITION SPONSOR IV LLC

By: Decarbonization Plus Acquisition Sponsor Holdings IV LLC, its sole and managing member

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

RIVERSTONE ENERGY GP V LTD.

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

RIVERSTONE GP V CAYMAN LLC

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

RIVERSTONE ENERGY PARTNERS V (CAYMAN), L.P.

By: Riverstone GP V Cayman LLC, its general partner

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

RIVERSTONE GLOBAL ENERGY AND POWER FUND V (CAYMAN), L.P.

By: Riverstone Energy Partners V (Cayman), L.P., its general partner

By: Riverstone GP V Cayman LLC, its general partner

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

RIVERSTONE V HAMMERHEAD HOLDINGS LLC

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

RIVERSTONE HOLDINGS II (CAYMAN), LTD.

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

RIVERSTONE ENERGY LIMITED INVESTMENT HOLDINGS, L.P.

By: Riverstone Holdings II (Cayman) Ltd., its general partner

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

REL IP GENERAL PARTNER LIMITED

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

REL IP GENERAL PARTNER LP

By: REL IP General Partner Limited, its general partner

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

REL BATAVIA PARTNERSHIP, L.P.

By: REL IP General Partner IP, its general partner

By: REL IP General Partner Limited, its general partner

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

REL BATAVIA HAMMERHEAD HOLDINGS LLC

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

R5 HHR FS HOLDINGS LLC

/s/ Christina Shalhoub
Name: Christina Shalhoub
Title: Authorized Person

EXHIBIT INDEX

Exhibit No.

Exhibit 99.1	Joint Filing Agreement, dated as of January 2, 2023, by and among the Reporting Persons (filed herewith)